Exhibit 7

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D (including amendments, restatements, supplements and/or exhibits thereto) with respect to common shares of Golden Star Resources Ltd., and that this agreement be included as an Exhibit 7 to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning the undersigned or contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.  This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each party hereto, and then only with respect to such revoking party.

Dated: January 30, 2020

La Mancha Star Investments S.à r.l.

By:	/s/ Karim-Michel Nasr
Name: Karim-Michel Nasr
Title: Manager

By:	/s/ Fabio Ceccarelli
Name: Fabio Ceccarelli
Title: Manager

La Mancha Holding S.à r.l.

By:	/s/ Fabio Ceccarelli
Name: Fabio Ceccarelli
Title: Manager

By:	/s/ Wafaa Sayed Latif Mobarak
Name: Wafaa Sayed Latif Mobarak
Title: Director

Marchmont Limited

By:	/s/ Wafaa Sayed Latif Mobarak
Name: Wafaa Sayed Latif Mobarak
Title: Director

Yousriya Nassif Loza

By:	*

*By:	/s/ Chris Utting
Chris Utting, as Attorney-in-Fact